STRYKER REPORTS FOURTH QUARTER AND FULL YEAR 2013 RESULTS AND 2014 OUTLOOK

Kalamazoo, Michigan - January 22, 2014 - Stryker Corporation (NYSE:SYK) reported operating results for the fourth quarter and full year 2013:

Fourth Quarter Highlights

Net sales growth of 5.6% to $2.5 billion

•	Reconstructive 5.8% or 8.0% constant currency

•	MedSurg 5.4% or 6.6% constant currency

•	Neurotechnology and Spine 5.4% or 7.5% constant currency

    Reported diluted net earnings per share increased 42.3% to $1.01
Adjusted diluted net earnings per share(1) increased 7.9% to $1.23

Full Year Highlights

Net sales growth of 4.2% to $9.0 billion

•	Reconstructive 4.8% or 6.9% constant currency

•	MedSurg 2.9% or 3.8% constant currency

•	Neurotechnology and Spine 5.6% or 7.7% constant currency

Reported diluted net earnings per share decreased 22.4% to $2.63
Adjusted diluted net earnings per share(1) increased 3.9% to $4.23
Cash flow from operations increased 13.8% to $1.9 billion

"We are pleased with our organic sales growth and operational earnings achieved in 2013. With our broad based product portfolio and commitment to innovation and globalization we are well positioned to build on this momentum in 2014," stated Kevin A. Lobo, President and Chief Executive Officer.

Sales Analysis

Consolidated net sales of $2.5 billion and $9.0 billion increased 5.6% and 4.2% in the quarter and full year, respectively. Net sales in the quarter grew by 7.3% due to increased unit volume and changes in product mix and 1.5% as a result of acquisitions. Net sales in the quarter were unfavorably impacted by 1.4% due to changes in price and 1.8% due to the unfavorable impact of foreign currency exchange rates on net sales. Excluding the impact of acquisitions, net sales in the quarter increased 5.8% in constant currency.

Reconstructive net sales of $1.1 billion increased 5.8% in the quarter, as reported, and 8.0% in constant currency. Net sales grew by 7.1% due to increased unit volume and changes in product mix and 2.8% as a result of acquisitions. Net sales were unfavorably impacted by 2.0% due to changes in price and 2.2% due to the unfavorable impact of foreign currency exchange rates on net sales. Excluding the impact of acquisitions, Reconstructive net sales increased 5.2% in constant currency.

MedSurg net sales of $924 million increased 5.4% in the quarter, as reported, and 6.6% in constant currency. Net sales grew by 7.3% due to increased unit volume and changes in product mix. Net sales were unfavorably impacted by 0.7% due to changes in price and 1.2% due to the unfavorable impact of foreign currency exchange rates on net sales.

Neurotechnology and Spine net sales of $437 million increased 5.4% in the quarter, as reported and 7.5% in constant currency. Net sales grew by 7.6% due to increased unit volume and changes in product mix and 1.5% as a result of acquisitions. Net sales were unfavorably impacted by 1.7% due to changes in price and 2.1% due to the unfavorable impact of foreign currency exchange rates on net sales. Excluding the impact of acquisitions, Neurotechnology and Spine net sales increased 6.0% in constant currency.

Earnings Analysis

Reported net earnings of $386 million and $1.0 billion increased 43.0% and decreased 22.5% in the quarter and full year, respectively. Reported diluted net earnings per share of $1.01 and $2.63 increased 42.3% and decreased 22.4% in the quarter and full year, respectively. Reported net earnings per share in 2013 included approximately $0.04 and $0.13 per diluted share of costs in the quarter and full year, respectively, associated with the new Medical Device Excise Tax.

Reported net earnings include charges for the Rejuvenate, ABG II and Neptune recalls, acquisition and integration related charges related to the Neurovascular, Surpass, Trauson and MAKO Surgical Corp. acquisitions, additional cost of sales for inventory sold that was “stepped up” to fair value related to the Trauson and MAKO acquisitions, restructuring and related charges, certain charges related to legal and regulatory matters, a donation to an educational institution and benefits associated with the resolution of certain tax matters. The effect of each of these matters on reported net earnings appears in the reconciliation of GAAP to non-GAAP measures provided below. These charges reduced the reported gross profit margin in the quarter from 66.3% to 65.5% and the reported operating income margin from 25.3% to 17.4%.

Excluding the impact of the items described above, adjusted net earnings(2) of $469 million and $1,616 million increased 7.6% and 3.6% in the quarter and full year, respectively. Adjusted diluted net earnings per share(1) of $1.23 and $4.23 increased 7.9% and 3.9% in the quarter and full year, respectively.

2014 Outlook
Organic sales growth in 2014 is expected to be in the range of 4.5% to 6.0%. If foreign currency exchange rates hold near current levels, we expect net sales in the first quarter and full year of 2014 to be negatively impacted by less than 1.0%.
Beginning in 2014 we will also exclude amortization of intangible assets from our adjusted net earnings per share which we expect to be in the range of $4.75 to $4.90 using this new measure. Adjusted diluted net earnings per share(1) for 2013 would have been $4.49 if amortization of intangible assets were excluded.

1)	A reconciliation of reported diluted net earnings per share to adjusted diluted net earnings per share, a non-GAAP financial measure, and other important information, appears below.

2)	A reconciliation of reported net earnings to adjusted net earnings, a non-GAAP financial measure, and other important information, appears below.

Conference Call on Wednesday, January 22, 2014

As previously announced,the Company will host a conference call at 4:30 p.m., Eastern Time to discuss the Company's results, provide an operational update and outlook for 2014.
To participate in the conference call dial (866) 436-9172 (domestic) or (630) 691-2760 (international) and be prepared to provide confirmation number 34454651 to the operator.
A simultaneous webcast of the call and presentation of the 2014 outlook will be accessible via the Company's website at www.stryker.com. The call will be archived on this site for 90 days.
A recording of the call will also be available from 7:30 p.m., Eastern Time, on Wednesday, January 22, 2014, until 11:59 p.m., Eastern Time, on Wednesday, January 29, 2014. To hear this recording you may dial (888) 843-7419 (domestic) or 630-652-3042 (international) and enter the passcode 34454651#.

Forward-Looking Statements
This press release contains information that includes or is based on forward-looking statements within the meaning of the federal securities law that are subject to various risks and uncertainties that could cause our actual results to differ materially from those expressed or implied in such statements. Such factors include, but are not limited to: weakening of economic conditions that could adversely affect the level of demand for our products; pricing pressures generally, including cost-containment measures that could adversely affect the price of or demand for our products; changes in foreign exchange markets; legislative and regulatory actions; unanticipated issues arising in connection with clinical studies and otherwise that affect U.S. Food and Drug Administration approval of new products; changes in reimbursement levels from third-party payors; a significant increase in product liability claims; the ultimate total cost with respect to the Rejuvenate and ABG II matter; the impact of investigative and legal proceedings and compliance risks; resolution of tax audits; the impact of the federal legislation to reform the United States healthcare system; changes in financial markets; changes in the competitive environment; our ability to integrate acquisitions, including the acquisition of MAKO Surgical Corp; and our ability to realize anticipated cost savings as a result of workforce reductions and other restructuring activities. Additional information concerning these and other factors is contained in our filings with the U.S. Securities and Exchange Commission, including our Annual Report on Form 10-K and Quarterly Reports on Form 10-Q.
Stryker is one of the world's leading medical technology companies and is dedicated to helping healthcare professionals perform their jobs more efficiently while enhancing patient care. We offer a diverse array of innovative medical technologies, including reconstructive, medical and surgical, and neurotechnology and spine products to help people lead more active and more satisfying lives. For more information about Stryker, please visit www.stryker.com.
For investor inquiries please contact:
Katherine A. Owen, Stryker Corporation, 269-385-2600 or katherine.owen@stryker.com

STRYKER CORPORATION (Unaudited - Millions of Dollars, Except Per Share Amounts) CONDENSED STATEMENTS OF EARNINGS

	Fourth Quarter			Year Ended December 31
	2013	2012	% Change	2013	2012	% Change
Net sales	$2,468	$2,337	5.6	$9,021	$8,657	4.2
Cost of sales	852	744	14.5	2,977	2,781	7.0
GROSS PROFIT	1,616	1,593	1.4	6,044	5,876	2.9
% of sales	65.5%	68.2%		67.0%	67.9%
Research, development & engineering expenses	139	129	7.8	536	471	13.8
Selling general & administrative expenses	999	1,033	(3.3)	4,066	3,466	17.3
Intangibles amortization	36	31	16.1	138	123	12.2
Restructuring charges	12	30	(60.0)	48	75	(36.0)
	1,186	1,223	(3.0)	4,788	4,135	15.8
OPERATING INCOME	430	370	16.2	1,256	1,741	(27.9)
% of sales	17.4%	15.8%		13.9%	20.1%
Other income (expense)	1	(12)	(108.3)	(44)	(36)	22.2
EARNINGS BEFORE INCOME TAXES	431	358	20.4	1,212	1,705	(28.9)
Income Taxes	45	88	(48.9)	206	407	(49.4)
NET EARNINGS	$386	$270	43.0	$1,006	$1,298	(22.5)
Net earnings per share
Basic	$1.02	$0.71	43.7	$2.66	$3.41	(22.0)
Diluted	$1.01	$0.71	42.3	$2.63	$3.39	(22.4)
Average shares outstanding
Basic	378.4	380.3		378.6	380.6
Diluted	382.3	382.7		382.1	383.0
CONDENSED BALANCE SHEETS

	December	December
	2013	2012
ASSETS
Cash and cash equivalents	$1,339	$1,395
Marketable securities	2,641	2,890
Accounts receivable (net)	1,518	1,430
Inventories	1,422	1,265
Other current assets	1,415	1,168
TOTAL CURRENT ASSETS	8,335	8,148
Property, plant and equipment (net)	1,081	948
Goodwill and other intangibles (net)	5,833	3,566
Other assets	494	544
TOTAL ASSETS	$15,743	$13,206
LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities	$2,657	$1,876
Other liabilities	1,300	987
Long-term debt	2,739	1,746
Shareholders' equity	9,047	8,597
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$15,743	$13,206
CONDENSED STATEMENTS OF CASH FLOWS

	Fourth Quarter		Year Ended December 31
	2013	2012	2013	2012
OPERATING ACTIVITIES
Net earnings	$386	$270	$1,006	$1,298
Depreciation	46	39	169	154
Intangibles amortization	36	31	138	123
Restructuring charges	12	30	50	75
Changes in operating assets and liabilities and other, net	192	226	523	7
NET CASH PROVIDED BY OPERATING ACTIVITIES	672	596	1,886	1,657
INVESTING ACTIVITIES
Acquisitions, net of cash acquired	(1,634)	(107)	(2,320)	(154)
Proceeds from (purchases of) sales of marketable securities, net	1,399	(413)	298	(372)
Purchases of property, plant and equipment	(56)	(49)	(195)	(210)
NET CASH USED IN INVESTING ACTIVITIES	(291)	(569)	(2,217)	(736)
FINANCING ACTIVITIES
Borrowings of debt, net	(9)	(6)	1,005	(4)
Dividends paid	(100)	(81)	(401)	(324)
Repurchase and retirement of common stock	(65)	—	(317)	(108)
Other	21	24	13	(13)
NET CASH (USED IN) PROVIDED BY FINANCING ACTIVITIES	(153)	(63)	300	(449)
Effect of exchange rate changes on cash and cash equivalents	1	8	(25)	18
CHANGE IN CASH AND CASH EQUIVALENTS	$229	$(28)	$(56)	$490

STRYKER CORPORATION For the Fourth Quarter and Year Ended December 31 (Unaudited - Millions of Dollars) CONDENSED SALES ANALYSIS

	Fourth Quarter				Year Ended December 31
			% Change				% Change
	2013	2012	As Reported	Constant Currency	2013	2012	As Reported	Constant Currency
Geographic sales
U.S.	$1,636	$1,529	7.0	7.0	$5,984	$5,658	5.8	5.8
International	832	808	2.9	8.1	3,037	2,999	1.3	6.0
NET SALES	$2,468	$2,337	5.6	7.4	$9,021	$8,657	4.2	5.9
Worldwide sales
Reconstructive	$1,107	$1,046	5.8	8.0	$4,004	$3,823	4.8	6.9
MedSurg	924	877	5.4	6.6	3,359	3,265	2.9	3.8
Neurotechnology and Spine	437	414	5.4	7.5	1,658	1,569	5.6	7.7
NET SALES	$2,468	$2,337	5.6	7.4	$9,021	$8,657	4.2	5.9

SUPPLEMENTAL SALES GROWTH ANALYSIS

	Fourth Quarter
			Percentage Change
					U.S.	International
	2013	2012	As Reported	Constant Currency	As Reported	As Reported	Constant Currency
Reconstructive
Knees	$371	$360	3.2	4.7	8.1	(6.7)	(2.1)
Hips	341	325	5.0	8.0	10.0	(0.5)	5.8
Trauma and Extremities	307	278	10.1	12.3	8.4	11.9	16.5
TOTAL RECONSTRUCTIVE	1,107	1,046	5.8	8.0	8.7	1.7	6.9
MedSurg
Instruments	350	330	5.9	7.4	8.1	0.9	5.9
Endoscopy	336	309	8.7	10.1	11.7	2.1	6.5
Medical	188	185	1.4	2.2	(0.2)	8.6	12.7
TOTAL MEDSURG	924	877	5.4	6.6	6.4	2.5	7.2
Neurotechnology and Spine
Neurotechnology	240	224	7.0	9.9	7.2	6.7	13.8
Spine	197	190	3.5	4.7	1.8	7.5	11.6
TOTAL NEUROTECHNOLOGY AND SPINE	437	414	5.4	7.5	4.5	7.0	13.0

	Year Ended December 31, 2013
			Percentage Change
					U.S.	International
	2013	2012	As Reported	Constant Currency	As Reported	As Reported	Constant Currency
Reconstructive
Knees	$1,371	$1,356	1.1	2.6	3.4	(3.3)	1.1
Hips	1,272	1,233	3.2	6.0	7.2	(1.4)	4.5
Trauma and Extremities	1,116	989	12.8	15.1	18.4	7.2	11.8
TOTAL RECONSTRUCTIVE	4,004	3,823	4.8	6.9	7.9	0.5	5.5
MedSurg
Instruments	1,269	1,261	0.6	1.9	0.7	0.6	5.1
Endoscopy	1,167	1,111	5.0	6.0	6.6	1.3	4.6
Medical	710	691	2.8	3.1	3.4	0.3	2.0
TOTAL MEDSURG	3,359	3,265	2.9	3.8	3.6	0.8	4.3
Neurotechnology and Spine
Neurotechnology	915	842	8.7	11.4	11.2	5.1	11.8
Spine	743	727	2.1	3.4	1.8	2.9	7.2
TOTAL NEUROTECHNOLOGY AND SPINE	1,658	1,569	5.6	7.7	6.4	4.3	10.0

SUPPLEMENTAL INFORMATION - RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES

We supplement the reporting of our financial information determined under GAAP with certain non-GAAP financial measures, including percentage sales growth in constant currency; percentage organic sales growth; adjusted gross profit; adjusted selling, general and administrative expenses; adjusted operating income; adjusted other income/(expense); adjusted effective income tax rate; adjusted net earnings; and adjusted diluted net earnings per share. We believe that these non-GAAP measures provide meaningful information to assist investors and shareholders in understanding our financial results and assessing our prospects for future performance and are important indicators of our operations because they exclude items that may not be indicative of or are unrelated to our core operating results and provide a baseline for analyzing trends in our underlying businesses. Management uses these non-GAAP financial measures for reviewing the operating results of reportable business segments, and for analyzing potential future business trends in connection with our budget process and bases certain annual bonus plans on these non-GAAP financial measures. To measure percentage sales growth in constant currency, we remove the impact of changes in foreign currency exchange rates that affect the comparability and trend of sales. Percentage sales growth in constant currency is calculated by translating current year results at prior year average foreign currency exchange rates. To measure percentage organic sales growth, we remove the impact of changes in foreign currency exchange rates and acquisitions that affect the comparability and trend of sales. Percentage organic sales growth is calculated by translating current year results at prior year average foreign currency exchange rates excluding the impact of acquisitions. To measure earnings performance on a consistent and comparable basis, we exclude certain items that affect the comparability of operating results and the trend of earnings. Because non-GAAP financial measures are not standardized, it may not be possible to compare these financial measures with other companies' non-GAAP financial measures having the same or similar names. These adjusted financial measures should not be considered in isolation or as a substitute for reported sales growth, gross profit, selling, general and administrative expenses, operating income, other income/(expense), effective income tax rate, net earnings and diluted net earnings per share, the most directly comparable GAAP financial measures. These non-GAAP financial measures are an additional way of viewing aspects of our operations that, when viewed with our GAAP results and the reconciliations to corresponding GAAP financial measures below, provide a more complete understanding of our business. We strongly encourage investors and shareholders to review our financial statements and publicly-filed reports in their entirety and not to rely on any single financial measure.

The following reconciles the non-GAAP financial measures discussed above with the most directly comparable GAAP financial measures:
STRYKER CORPORATION For the Fourth Quarter and Year Ended December 31, 2013 and 2012 (Unaudited - Millions of Dollars, Except Per Share Amounts) RECONCILIATION OF ACTUAL RESULTS TO ADJUSTED RESULTS

Three Months Ended December 31, 2013	Gross Profit	Selling, General and Administrative Expenses	Operating Income	Other Income (Expense)	Net Earnings	Effective Tax Rate	Diluted EPS
AS REPORTED	$1,616	$999	$430	$1	$386	10.3%	$1.01
Acquisition and integration related charges (a)
Inventory stepped up to fair value	12	—	12	—	9	0.1	0.02
Other acquisition and integration related	—	(32)	32	—	22	0.5	0.06
Restructuring and related charges (b)	2	(1)	15	—	10	0.2	0.03
Rejuvenate and recall matters (c)	—	(99)	99	—	63	3.1	0.16
Regulatory and legal matters (d)	7	(4)	11	2	10	0.2	0.03
Donation (e)	—	(25)	25	—	15	0.8	0.04
Tax matters (f)	—	—	—	(13)	(46)	8.4	(0.12)
ADJUSTED	$1,637	$838	$624	$(10)	$469	23.6%	$1.23

Three Months Ended December 31, 2012	Gross Profit	Selling General and Administrative Expenses	Operating Income	Other Income (Expense)	Net Earnings	Effective Tax Rate	Diluted EPS
AS REPORTED	$1,593	$1,033	$370	$(12)	$270	24.6%	$0.71
Acquisition and integration related charges (a)
Inventory stepped up to fair value	3	—	3	—	2	0.1	—
Other acquisition and integration related	—	(13)	13	—	7	0.8	0.02
Restructuring and related charges (b)	1	—	31	—	24	(0.2)	0.06
Rejuvenate and recall matters (c)	—	(174)	174	—	133	(0.6)	0.35
ADJUSTED	$1,597	$846	$591	$(12)	$436	24.7%	$1.14

Year Ended December 31, 2013	Gross Profit	Selling, General and Administrative Expenses	Operating Income	Other Income (Expense)	Net Earnings	Effective Tax Rate	Diluted EPS
AS REPORTED	$6,044	$4,066	$1,256	$(44)	$1,006	17.0%	$2.63
Acquisition and integration related charges (a)
Inventory stepped up to fair value	28	—	28	—	21	0.1	0.06
Other acquisition and integration related	—	(70)	70	—	51	0.3	0.13
Restructuring and related charges (b)	11	(4)	63	—	46	0.3	0.12
Rejuvenate and recall matters (c)	—	(622)	622	—	460	2.0	1.20
Regulatory and legal matters (d)	7	(62)	69	2	63	(0.6)	0.17
Donation (e)	—	(25)	25	—	15	0.3	0.04
Tax matters (f)	—	—	—	(13)	(46)	2.9	(0.12)
ADJUSTED	$6,090	$3,283	$2,133	$(55)	$1,616	22.3%	$4.23

Year Ended December 31, 2012	Gross Profit	Selling General and Administrative Expenses	Operating Income	Other Income (Expense)	Net Earnings	Effective Tax Rate	Diluted EPS
AS REPORTED	$5,876	$3,466	$1,741	$(36)	$1,298	23.9%	$3.39
Acquisition and integration related charges (a)
Inventory stepped up to fair value	18	—	18	—	13	—	0.03
Other acquisition and integration related	—	(37)	37	—	24	0.3	0.06
Restructuring and related charges (b)	5	—	80	—	59	0.1	0.15
Rejuvenate and recall matters (c)	—	(174)	174	—	133	—	0.35
Regulatory and legal matters (d)	—	(33)	33	—	33	(0.5)	0.09
ADJUSTED	$5,899	$3,222	$2,083	$(36)	$1,560	23.8%	$4.07

(a)
In 2011 the Company completed the acquisition of the Neurovascular division of Boston Scientific Corporation, Orthovita, Inc., Memometal Technologies S.A., and Concentric Medical, Inc. In 2012 the Company completed the acquisition of Surpass Medical, Ltd. In 2013 the Company completed the acquisition of Trauson Holdings Company Limited and MAKO Surgical Corp. As a result, the Company has incurred certain acquisition and integration related charges.

(b)	In 2011 the Company announced focused workforce reductions and other restructuring activities and has incurred and will continue to incur certain restructuring and related charges.
(c)
Charges represent our best estimate of the minimum of the range of probable loss to resolve the recall of Rejuvenate / ABG II modular-neck hip stems and certain matters pertaining to the recall of Neptune Waste Management System.

(d)	Charges represent our best estimate of the probable loss to resolve certain previously disclosed regulatory matters and other legal settlements.
(e)	Charges represent a donation to an educational institution.
(f)	Charges represent discrete tax items and adjustments to interest expense related to the settlement of certain tax matters.